Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-121189) and Registration Statements on Form S-8 (Nos. 333-129442, 333-129441 and 333-88526) of Edison International of our report dated February 28, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 28, 2007 relating to the financial statement schedules, which appears in this

Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California February 28, 2007